Exhibit 99.4

SUBORDINATION AGREEMENT

               This Subordination Agreement is made as of August 1, 2008 by and between the undersigned ("Creditor"), and The Private Bank of the Peninsula ("Bank").

Recitals

Creditor has extended credit to VillageEDOCS ("Borrower"), and Borrower has requested credit from Bank.  To induce Bank to extend credit to Borrower, Creditor is willing to subordinate:  (i) all of Borrower's indebtedness to Creditor, now existing or arising in the future (the "Subordinated Debt") to all of Borrower's indebtedness and obligations to Bank; and (ii) all of Creditor's security interests, if any, in Borrower's property, to all of Bank's security interests in that property, other than the property described in Section 2 of the Security Agreement dated as of August 1, 2008 between Creditor and Borrower in the form attached hereto (the "IP Collateral").

Now, Therefore, The Parties Agree As Follows:

1.               Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of Borrower other than the IP Collateral (the "Collateral").  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral shall at all times be prior to the security interest of Creditor.  Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan and Security Agreement between Bank and Borrower.  Bank subordinates to Creditor any security interest or lien that Bank may have in the IP Collateral.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Creditor in the IP Collateral shall at all times be prior to the security interest of Bank.  Notwithstanding the foregoing, Bank retains a first priority security interest in any proceeds of the IP Collateral received by the Borrower prior to any foreclosure action by Creditor against the IP Collateral, and Creditor retains a first priority security interest in any proceeds of the IP Collateral received by the Borrower, the Creditor or the Bank after any foreclosure action by Creditor against the IP Collateral.

2.               All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys' fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any Bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the "Senior Debt").

3.               Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, for so long as any portion of the Senior Debt remains outstanding; provided, however, that the Creditor may take such actions against the Borrower or otherwise that are necessary in order to enforce its rights with respect to and take possession of the IP Collateral as contemplated by the Security Agreement.   Notwithstanding the foregoing, the Borrower may make, and Creditor may receive, regularly scheduled payments (excluding prepayments) on account of the Subordinated Debt at any time that an Event of Default is not continuing, nor would exist after giving effect to that payment, pursuant to any agreements between Borrower and Bank.  Creditor will not accept prepayments, whether voluntary or upon acceleration, on account of the Subordinated Debt, without Bank's consent.

4.               Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.               In the event of Borrower's insolvency, reorganization or any case or proceeding under any Bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank's claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

               6.           No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner that might terminate or impair the subordination of the Subordinated Debt.

               7.           This Agreement shall remain effective for so long as the Bank has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Bank under the Loan Agreement or otherwise.  If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the Bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Bank's rights hereunder.  Creditor waives the benefits, if any, of Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

               8.           This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Bank.  This Agreement is solely for the benefit of Creditor and Bank and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new Bank, and if Bank makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new Bank on substantially the terms and conditions of this Agreement.

               9.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

            10.       This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.  Creditor and Bank submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California.  CREDITOR AND BANK WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.  If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq before a mutually acceptable referee or, if no on is mutually acceptable, then a referee appointed by the California Superior Court for Santa Clara County, in any case such reference to be held without a jury in Santa Clara County, California.

               11.         This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Bank or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Bank.

            12.       In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys' fees, incurred in such action.

In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

"Creditor"

/s/ Vojin Hadzi-Pavlovic
Vojin Hadzi-Pavlovic

/s/ Gloria Hadzi-Pavlovic
Gloria Hadzi-Pavlovic

"Bank"

THE PRIVATE BANK OF THE PENINSULA

By: /s/ Mike Hansen

Title: Executive Vice President

The undersigned approves of the terms of this Agreement.

"Borrower"

VILLAGEEDOCS

By: /s/ K. Mason Conner

Title: President and Chief Executive Officer

MTC/ej/446545